CUSIP No. 50047H201	Page 1 of 1 Page

Exhibit 2

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Charles M. B. Goldman and Scott P. Scharfman, each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Kona Grill, Inc. The authority of Charles M. B. Goldman and Scott P. Scharfman under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedule 13D with regard to the undersigned’s ownership of or transactions in securities of Kona Grill, Inc. unless earlier revoked in writing. The undersigned acknowledges that Charles M. B. Goldman and Scott P. Scharfman are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934.

Dated: June 26, 2008	/s/ Thomas E. Lynch
Thomas E. Lynch